SUBORDINATED SECURED CONVERTIBLE DEBENTURE

THE SECURITIES EVIDENCED BY THIS CONVERTIBLE DEBENTURE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

Issuance Date: As of November 8, 2018 (the "Issue Date")

This **Subordinated Secured Convertible Debenture** ("Convertible Debenture") is issued pursuant to that certain Subscription Agreement (the "Agreement") dated as of November 7, 2018 by and between **GenCanna Global, Inc.**, a British Virgin Islands company limited by shares ("Corporation") and **MariMed, Inc.**, a Delaware corporation ("Subscriber"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

On the Issue Date, Subscriber hereby subscribed for and purchased this Convertible Debenture in the aggregate principal amount of **Seventeen Million Two Hundred Fifty Thousand Dollars ($17.25 million)** ("Principal Amount") in accordance with the terms and conditions of the Agreement, except to the extent that there is a conflict between the terms of this Convertible Debenture and the Subscription Agreement, the terms of this Convertible Debenture shall control, for all purposes notwithstanding any other provision contained in this Convertible Debenture, the Subscription Agreement, the Security Agreement or other Transaction Document to the contrary.

The terms and conditions of the loan evidence by this Convertible Debenture and this Convertible Debenture shall be as follows:

Payment. The Corporation hereby promises to pay to Subscriber the Principal Amount plus interest at a compounded rate of nine percent (9.0%) per annum from the Issue Date, payable on the last business day of each calendar quarter. For each of the first four (4) quarters after the Final Closing Date, Subscriber shall have the option ("PIK Option Election") of whether interest for each such quarter shall be paid in cash or in additional Convertible Debentures issued by the Corporation with an aggregate face amount equal to such interest for such quarter (the "PIK Option"). Interest shall be paid in cash unless Subscriber provides written notice to Corporation of its PIK Option Election for any quarter no later than twenty (20) days prior to the last day of such quarter. For each quarter thereafter, interest will be payable in either cash or PIK Option, at the Corporation's option, provided that, if the Corporation does not pay interest in cash for any such quarter in accordance with the terms of this Convertible Debenture, the Corporation shall be deemed to have elected to pay such interest for such quarter in Convertible Debentures as PIK Option. All payments hereunder of cash shall be made in lawful currency of the United States in immediately available funds at the office of Subscriber, or at such other place as Subscriber may designate in writing.

Prepayment. Corporation may prepay all or any portion of this Convertible Debenture (principal and all interest accrued through the date of repayment) at any time from time to time only with the prior written consent of the Subscriber, provided, however, if Subscriber does not exercise the Conversion Option following a Liquidity Event, Subscriber's consent shall not be and shall no longer be required for any prepayments hereunder.

Maturity Date; Mandatory Repayment. Unless converted as set forth below, all principal and accrued but unpaid interest under this Convertible Debenture shall be due and payable on the third (3rd) anniversary date of the Final Closing Date ("Maturity Date") provided, however, that if a

Liquidity Event does not occur on or before June 30, 2020, then, at the option of the Subscriber, the Convertible Debenture shall be immediately repayable in cash at a price equal to 100% of the outstanding principal amount of the Convertible Debenture plus all accrued and unpaid interest thereon (the "Mandatory Repayment Option"), provided, that if the Subscriber does not provide the Corporation with written notice of its exercise of such Mandatory Repayment Option before June 1, 2020, then Subscriber shall be deemed to have waived such Mandatory Repayment Option, which shall thereupon be deemed to have expired.

Conversion Upon a Liquidity Event. Upon the closing of a Liquidity Event, at the option of the Subscriber ("Conversion Option"), the entire outstanding principal and accrued and unpaid interest, at the time of conversion, shall, convert into shares of the Corporation's common stock at the Conversion Price in the manner, subject to the terms, conditions and obligations and as more particularly set forth in the Agreement. Subscriber shall exercise the Conversion Option by providing Corporation with written notice of Subscriber's election to exercise the Conversion Option within fourteen (14) days following Subscriber's receipt of written notice from Corporation of an expected Liquidity Event, which written notice from Corporation shall describe in reasonably sufficient detail the Conversion Price or, if the Conversion Price is not known at the time, information that would reasonably allow Subscriber to calculate an expected range of prices for the Conversion Price.

Optional Conversion. On or after January 1, 2019, Subscriber may elect, upon ten (10) days' prior written notice to the Corporation, to convert the entire outstanding principal and accrued and unpaid interest of all convertible debentures (including this Convertible Debenture) purchased by Subscriber pursuant to the Subscription Agreement, at the time of conversion, into shares of the Corporation's common stock at the Conversion Price in the manner, subject to the terms, conditions and obligations and as more particularly set forth in the Agreement.

In connection with any of the conversion alternatives described above, if prior to a Liquidity Event there is a subdivision or consolidation of the outstanding common stock, the issue of common stock or securities convertible into common stock by way of a stock dividend or distribution, or the distribution to all or substantially all of the holders of common stock of any other class of shares, rights, options or warrants, evidences of indebtedness or assets, the Conversion Price shall be subject to adjustment in order to maintain the Subscriber's percentage ownership at no less than 33.30% of the Corporation's capital stock on a fully diluted as converted basis based upon a post-money valuation of US$90,000,000 and upon the assumption that at least US$30,000,000 of Convertible Debentures are outstanding at the time of conversion and are so converted and there has been no sale or issuance of securities other than as contemplated above.

Subordination: By acceptance of this Convertible Debenture, Subscriber acknowledges and agrees that the payment of any and all of the obligations, liabilities and performance from time to time owing by the Corporation to Subscriber hereunder is subordinated and subject in right of payment and performance, to the extent and in the manner hereinafter set forth, to the prior payment in full of the Senior Obligations of the Corporation. For this purpose, "Senior Obligations" shall mean all indebtedness of the Corporation for money borrowed, whether or not evidenced by bonds, debentures, securities, notes or other written instruments, including: (a) any deferred obligations of the Corporation for the payment of the purchase price of property or assets acquired other than in the ordinary course of business; (b) all obligations of the type referred to in clause (a) of other persons, including any subsidiary of the Corporation for the payment of which Corporation is responsible or liable as obligor, guarantor or otherwise; and (c) all obligations of the types referred to in clauses (a) or (b) of other persons secured by a lien on any property or asset, other than the Collateral, of the Corporation; provided, that Senior Obligations does not include (i) the

Convertible Debentures, (ii) any obligation that by its terms is on parity with the Convertible Debentures and, (iii) any indebtedness between Corporation and any of its subsidiaries or affiliates. Notwithstanding anything to the contrary contained herein, Subscriber shall have a senior lien on, and security interest in, all Collateral and in the event of a default under this Debenture or any bankruptcy, insolvency, dissolution, assignment for the benefit of creditors, reorganization, restructuring of debt, marshaling of assets and liabilities, or similar proceedings or any liquidation or winding up of or relating to the Corporation, whether voluntary or involuntary (each an "Insolvency Event"), Subscriber may, at any time and regardless of whether the Senior Obligations have been satisfied by the Corporation or are outstanding, foreclose on the Collateral to satisfy the Corporation's obligations hereunder.

Nothing herein shall act to prohibit, limit or impede the Corporation from issuing additional debt of the Corporation which may be junior in rank to the Convertible Debentures.

Security: The Corporation and Subscriber have executed and delivered, on even date herewith, the Security Agreement attached hereto as Exhibit A ("Security Agreement") relating to Corporation's grant of a senior lien only on, and continuing security interest only in all presently existing and hereafter acquired or arising Collateral (as defined in the Security Agreement) (and in no other assets of the Corporation) in order to secure prompt repayment of any and all obligations of the Corporation under this Debenture. Subscriber's senior lien on, and security interest in the Collateral shall attach to all Collateral without further act on the part of the Corporation or Subscriber, subject to terms and conditions of the Security Agreement.

Amendment/Waiver. The terms of this Convertible Debenture may be amended and/or waived only by a written agreement between the Corporation and the Subscriber.

Corporate Jurisdiction. This Convertible Debenture shall be governed by and shall be construed and enforced in accordance with the internal laws of the State of Delaware.

Investment Experience. Subscriber is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its loan (including a total loss of the loan amount), and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Convertible Debenture. Subscriber acknowledges and agrees that the Corporation is a "start-up" venture and as of the date hereof has had limited revenue. Subscriber also acknowledges and agrees that Subscriber could lose his/her entire principal and interest under this Convertible Debenture, and there can be no guarantee that the Corporation will be able to consummate a Liquidity Event.

Restricted Securities. Subscriber understands that this Convertible Debenture has not been, and will not be, registered under the Securities Act of 1933 ("Securities Act"), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Subscriber's representations as expressed herein. Subscriber understands that this Convertible Debenture is "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, Subscriber must hold this Convertible Debenture indefinitely unless this Convertible Debenture is registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Subscriber acknowledges that the Corporation has no obligation to register or qualify this Convertible Debenture for resale. Subscriber further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for this Convertible Debenture,

and on requirements relating to the Corporation which are outside of Subscriber's control, and which the Corporation is under no obligation and may not be able to satisfy. The Convertible Debentures are subject to applicable hold periods on resale restrictions imposed under applicable securities legislation.

Accredited Investor. Subscriber is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

Assignment and Succession. The terms and conditions of this Convertible Debenture shall inure to the benefit of and be binding upon the respective successors and assigns of the Corporation and Subscriber. Notwithstanding the foregoing, the Subscriber may not assign, pledge, or otherwise transfer this Convertible Debenture without the prior written consent of the Corporation. Subject to the preceding sentence, this Convertible Debenture may be transferred only upon surrender of the original Convertible Debenture for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Corporation. Thereupon, a new Convertible Debenture for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Convertible Debenture.

[*signatures on next page*]

WITNESS the due execution of this Convertible Debenture, intending to be legally bound, on the day and year written above.

GenCanna Global, Inc.

By: ______________________
Name: Steve Bevan
Title: President

SUBSCRIBER:
MariMed, Inc.

By: ______________________
Name: ______________________
Title: ______________________

$17.25

WITNESS the due execution of this Convertible Debenture, intending to be legally bound, on the day and year written above.

GenCanna Global, Inc.

By: ________________________
Name: ________________________
Title: ________________________

SUBSCRIBER:
MariMed, Inc.

By: ________________________
Name: Jon R. Levine
Title: CFO

<u>EXHIBIT A</u>

SECURITY AGREEMENT